Exhibit 99.1

BioTime Provides Update on ReneviaTM Product Development

- Product development on track for CE Marking by 2013 -

ALAMEDA, Calif.--(BUSINESS WIRE)--April 23, 2012--BioTime, Inc. (NYSE Amex:BTX) announced today that William Tew, Ph.D., BioTime’s Chief Commercial Officer will provide an update on the development of ReneviaTM (formerly known as HyStem®-Rx) at an investor meeting in New York City. In his presentation, Dr. Tew will discuss the global distribution network marketing the HyStem® line of research products being utilized in a wide array of medical research applications. Dr. Tew will also describe preclinical work underway at medical institutions throughout the United States including Cedars Sinai Medical Center, David Geffen School of Medicine at UCLA, Harvard Medical School, and the University of Florida. Finally, Dr. Tew will discuss the product development milestones for the launch of ReneviaTM in Europe, with the goal of obtaining the CE mark necessary for marketing ReneviaTM in European Union countries by year-end 2013. Dr. Tew’s presentation and a video showing the potential use of the product in reconstructive surgery will be available for viewing on BioTime’s web site www.biotimeinc.com.

Background

BioTime is a leader in developing, manufacturing, and marketing proprietary biocompatible hydrogels that mimic the human extracellular matrix (ECM). The human ECM is a web of molecules surrounding cells that is essential to the formation, function, and growth of discrete tissues and organs in the body. BioTime's HyStem® hydrogels are dynamic products that have the demonstrated ability to support the growth and directed differentiation of stem cells, and are designed as injectable, resorbable matrices for tissue engineering, regenerative medicine, and for research applications involving the laboratory culture of human cells. BioTime's HyStem® technology has been reported on in over 90 scholarly publications and is presently being used at several leading medical institutions investigating potential cell-based therapies for osteoarthritis, myocardial infarct, stroke, brain tumors, and wound healing. HyStem® offers a convenient delivery matrix and its in situ polymerization creates a biocompatible, resorbable, scaffold for cell proliferation and tissue regeneration.

In a scientific publication also dated today, BioTime scientists reported on one ACTCellerate™ line designated 4D20.8 and demonstrated the differentiation of these cells into cartilage without the undesirable markers of hypertrophy when the cells were cultured in HyStem®-C. BioTime’s subsidiary is currently in pre-clinical development of the cell line 4D20.8 combined with ReneviaTM (formerly HyStem®-C or HyStem®-Rx) for the treatment of osteoarthritis. This combined product is currently designated OTX-CP07.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-DxTM currently being developed for the detection of cancer in blood samples, and therapeutic strategies using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low-temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390 ext. 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com